Lee Enterprises Extends Limited-Duration Shareholder Rights Plan in Light of Hoffmann Letter

DAVENPORT, Iowa – March 26, 2025 – Lee Enterprises, Incorporated (NASDAQ: LEE) (“Lee” or the “Company”) today announced that its Board of Directors (the “Board”) has unanimously approved an amendment to the Company’s existing shareholder rights plan (the “Rights Plan”), pursuant to which the expiration date of the Rights Plan was extended for one year from March 27, 2025 until March 27, 2026.

Following the unsolicited expression of interest from The Hoffmann Family of Companies (together with its affiliates, “Hoffmann”) to acquire the Company, made public on March 20, 2025, the Board, in consultation with its legal advisors, determined to extend the Rights Plan. The Board had initially adopted the Rights Plan in March 2024 in response to a significant accumulation of shares of Lee common stock by a shareholder that controlled a digital publishing business that sought to compete with the Company’s subsidiary, BLOX Digital. In adopting the extension of the Rights Plan, the Board considered among other things, that:
•Hoffmann has within the last year accumulated an ownership stake of approximately 9.8% of the Company’s outstanding common stock and reports its ownership on a Schedule 13D,
•Since October 2024, Hoffmann has issued multiple press releases highlighting its growing ownership position in Lee, its intention to become Lee’s largest shareholder, and its interest in acquiring Lee outright,
•On March 20, 2025, Hoffmann sent a letter to the Company seeking to open discussions regarding a potential acquisition of Lee, but did not specify an acquisition price or any other material terms, and
•The same day, Hoffmann made its expression of interest public.

The Rights Plan is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interests of the Company’s shareholders. Rather, the Rights Plan applies equally to all current and future shareholders and is intended to enable the Company’s shareholders to realize the long-term value of their investment, ensure that all shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against tactics to gain control of the Company without paying all shareholders an appropriate premium for that control.

The Board and Lee’s management team are committed to acting in the best interests of all Lee shareholders. Consistent with its fiduciary duties, the Board will carefully review any credible proposal to determine the course of action that it believes is in the best interests of the Company and Lee shareholders. In an effort to work constructively with Hoffmann to evaluate whether further exploration by the Board is warranted, on March 24, 2025, the Company responded to Hoffmann’s letter by offering to enter into a confidentiality agreement to share certain confidential information that would allow Hoffmann to make a proposal with a price and outline its ability to finance a possible transaction.

The Board has not set a timetable for, nor has it made any decisions related to, any further actions with respect to Hoffmann’s expression of interest at this time. The Company does not intend to disclose developments relating to Hoffmann’s expression of interest unless and until it determines that further disclosure is appropriate or necessary.

The amendment to the Rights Plan extends its expiration date by one year. All other terms of the Rights Plan remain unchanged. The Rights Plan will expire on March 27, 2026 unless, if circumstances warrant, the Board approves the earlier termination of the Rights Plan.

Further details about the amendment to the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

Kirkland & Ellis LLP and Lane & Waterman LLP are acting as legal advisors to Lee.

About Lee Enterprises
Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 72 markets in 25 states. Our core commitment is to provide valuable, intensely local news and information to the communities we serve. Our markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements
The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company, including but not limited to statements related to the benefits of the Rights Plan and the ability of the Rights Plan to maximize shareholder value in the event of a takeover of Lee. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact
IR@lee.net
(563) 383-2100